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Exhibit (17)(a)

                              CASH MANAGEMENT FUND

         PROXY FOR A SPECIAL MEETING OF SHAREHOLDERS ON JANUARY 22, 2002
           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF TRUSTEES

The undersigned hereby appoint(s) [ ] and [ ] or any one or more of them, proxies, with full power of substitution, to vote all shares of the Cash Management Fund (the "Fund") which the undersigned is entitled to vote at the Special Meeting of Shareholders of the Fund to be held at the offices of the Fund at 3435 Stelzer Road, Columbus, Ohio, on January 22, 2002 at 10:00 a.m., local time, and at any adjournment thereof.

This proxy will be voted as instructed. If no specification is made, the proxy will be voted "FOR" the proposals.

Please vote, date and sign this proxy and return it promptly in the enclosed envelope.

Please indicate your vote by an "x" in the appropriate box below.

THE BOARD OF TRUSTEES RECOMMENDS A VOTE "FOR" THE FOLLOWING PROPOSAL:

1. To approve an Agreement and Plan of Reorganization for the Cash Management Fund providing for (a) the transfer of all of its assets to BNY Hamilton Money Fund (the "Money Fund") in exchange for shares of the Money Fund and the assumption by the Money Fund of the Cash Management Fund's liabilities, (b) such shares of the Money Fund would be distributed to shareholders of the Cash Management Fund, and (c) the subsequent liquidation of the Cash Management Fund.

FOR  [  ]  AGAINST  [  ]  ABSTAIN  [  ]

This proxy must be signed exactly as your name(s) appears hereon. If as an attorney, executor, guardian or in some representative capacity or as an officer of a corporation, please add titles as such. Joint owners must each sign.

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Signature                                       Date



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Signature (if held jointly)                     Date